                                                                      EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE                             Contact: Donald J. Radkoski or
Feb. 9, 2004                                      Mary Cusick (614) 491-2225

                            BOB EVANS FARMS ANNOUNCES
                         THIRD QUARTER FINANCIAL RESULTS

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal third quarter and nine months ended Jan. 23, 2004.

          Total net sales for the quarter were $291.4 million, up 7 percent from $271.3 million in last year's third quarter. Net income was $15.6 million, or $0.44 per share on a diluted basis, compared with $16.7 million, or $0.47 per share, a year ago. For the nine-month period, net sales totaled $884.1 million, a 7 percent increase from the first nine months of fiscal 2003. Net income for fiscal 2004 to date was $52.7 million, or $1.49 per share, compared with $57.4 million, or $1.60 per share in fiscal 2003.

          Restaurant sales for the quarter totaled $233.2 million, up 7 percent from last year's third quarter. Same-store sales increased 0.7 percent, with average menu prices up 2.0 percent. Weather conditions were less favorable than a year ago in the company's Midwestern and Northeastern markets, particularly during December, which negatively impacted same-store sales. The segment's operating income for the quarter was $17.9 million, 11 percent lower than a year ago.

          Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "Our restaurant sales growth remained sluggish during the third quarter, which reflects challenging weather conditions as well as the continued restraint we see in consumer spending in our core heartland markets. Lower-than-expected sales and increased food costs contributed to the decline in the restaurant segment's operating income. In addition, a shift in the timing of our new restaurant openings resulted in an increase in pre-opening expenses which negatively impacted operating income. We expect pre-opening expenses to be lower than a year ago in our fourth fiscal quarter."

          The company opened 12 new Bob Evans Restaurants during the third quarter, compared with eight a year ago. That brought the total for the year to date to 26, more than double the 12 new units opened in the first nine months of fiscal 2003. Additionally, in the third quarter the company opened four rebuilt Bob Evans Restaurants compared with two in the same period a year ago. Total pre-opening expenses for the third quarter were approximately $1.5 million higher than in last year's third quarter. The company currently expects to open 11 new restaurants in the fourth fiscal quarter, compared with 17 in the corresponding period a year ago. For the current fiscal year, this would bring the total number of new restaurants opened to 37 (two more than previously reported), compared with 29 for fiscal 2003.


                                      -5-

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          In the food products segment, the company benefited from continued
solid sales growth and a decline in raw material costs from the second quarter level. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 7 percent from a year ago. The segment's sales of $58.2 million were up 9 percent. Hog costs in the company's sausage business averaged $35.00 per hundredweight for the quarter, compared with $27.00 a year ago, but below the second-quarter average of $38.00. The segment's operating income was $6.6 million, a 9 percent increase from last year's third quarter, in part as a result of reduced promotional activity.

          "The performance of the food products segment exceeded our expectations for the quarter," Owens noted. "Sales growth is benefiting from the continued strength of our core sausage products, refrigerated potato products and our reformulated Bob Evans Express fully cooked sausage links. On the expense side, hog costs have been slightly lower than our original expectations, although we expect them to trend slightly higher in the months ahead."

          Owens concluded, "We continue to expect a stronger fourth quarter earnings comparison with a year ago, reflecting the inclusion of an extra week in the quarter, reduced restaurant pre-opening expenses and relatively strong margins in the food products segment. Given our third quarter results, we are now targeting earnings per share for the full year of approximately $2.05 on a diluted basis, slightly below our previous guidance. This represents a modest decrease from last year's record earnings of $2.10 per share - a respectable performance in view of the challenges we have faced across our businesses. We are continuing to build our regional market presence and the long-term value of the Bob Evans brand through manageable, strategic expansion programs and our ongoing focus on providing high-quality products and excellent customer service."

          As of Jan. 23, 2004, the company's balance sheet remained strong. Debt obligations totaled $61.8 million, compared with stockholders' equity of $609.2 million.

          On Feb. 3, 2004, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable March 1, 2004, to stockholders of record at the close of business on Feb. 13, 2004.

          Bob Evans Farms, Inc. owns and operates 550 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


                                      -6-

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                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                          Three Months Ended                      Nine Months Ended
                                          ------------------                      -----------------
                                   Jan. 23, 2004       Jan. 24, 2003      Jan. 23, 2004        Jan. 24, 2003
                                   -------------       -------------      -------------        -------------
Net Sales
  Restaurant Segment                  $233,159            $218,016            $727,090            $683,265
  Food Products Segment                 58,238              53,236             157,039             142,609
                                      --------            --------            --------            --------
    Total                             $291,397            $271,252            $884,129            $825,874

Operating Income
  Restaurant Segment                  $ 17,894            $ 20,034            $ 70,314            $ 71,739
  Food Products Segment                  6,563               6,046              12,767              17,955
                                      --------            --------            --------            --------
    Total                             $ 24,457            $ 26,080            $ 83,081            $ 89,694

Income Before Income Taxes            $ 24,247            $ 25,738            $ 82,017            $ 88,357

Net Income                            $ 15,591            $ 16,733            $ 52,737            $ 57,435

Earnings Per Share
  Basic                               $   0.45            $   0.48            $   1.52            $   1.62
  Diluted                             $   0.44            $   0.47            $   1.49            $   1.60

Average Shares Outstanding
  Basic                                 34,990              35,199              34,750              35,365
  Diluted                               35,672              35,724              35,387              36,007


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         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.

                                      -30-


         Company executives will discuss the results during a conference call Tuesday, Feb. 10, 2004, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay immediately following the call, Tuesday, Feb. 10, 2004, through 5 p.m. ET on Thursday, Feb. 12, 2004, by calling toll free (877) 519-4471, pin code 4473083. The webcast version will also be archived on the company's Web site.




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